Exhibit 1

Oi S.A.

Corporate Taxpayers’ Registry (CNPJ/MF) No. 76.535.764/0001-43

Board of Trade (NIRE) No. 33.30029520-8

Publicly-Held Company

EXTRACT OF ITEM (6) OF THE MINUTES OF THE 60TH MEETING OF THE BOARD OF DIRECTORS, HELD ON SEPTEMBER 16, 2014

As secretary of the meeting the Board of Directors, I hereby CERTIFY that item (6) of the Agenda of the Minutes of the 60th Meeting of the Board of Directors of Oi S.A. held on September 16, 2014 at 10: 30hs at Praia de Botafogo, No. 300, 11th floor, suite 1101, Botafogo, in the city of Rio de Janeiro and state of Rio de Janeiro, has the following wording:

“Regarding item (6), Mr. Bayard De Paoli Gontijo presented a proposal executed by Oi Móvel S.A. of a new financing with Banco do Nordeste do Brasil (“BNB”), in an estimated amount of up to R$400,000,000 to support CAPEX during the years 2014 and 2015, with the following main characteristics: (i) Borrower: Oi Móvel S.A.; (ii) Type: Direct financing with BNB; (iii) Amortization: 8 years of amortization of principal and monthly interest; (iv) Cost: interest rate of up to 8.24% per annum with a 15% bonus for timely principal and interest payments resulting in effective interest rate of up to 7% per annum, according to project approval by BNB; (v) Total indicative cost of CDI: CDI 93.1%; (vi) Grace Period: until December 2015; (…) (Viii) Cost of the Project approval (BNB): limited to R$500,000; and (ix) Guarantee: bank guarantee or guarantee of the Company, linked revenues and liquidity fund. The members of the Board of Directors have recommended approval of the proposal by the competent agencies of the companies involved.”

A majority of the members of the Board of Directors were present and the following signed the minutes: José Mauro Mettrau Carneiro da Cunha; Armando Galhardo N. Guerra Junior, Renato Torres de Faria; Rafael Cardoso Cordeiro; Fernando Magalhães Portella; Alexandre Jereissati Legey; José Valdir Ribeiro dos Reis; Cristiano Yazbek Pereira; Shakhaf Wine; Laura Mattos (alternate), Marcelo Almeida de Souza and Carlos Augusto Borges.

Rio de Janeiro, September 16, 2014.

José Augusto da Gama Figueira

Secretary